Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2023 Fourth Quarter Operating Results
GAAP Loss Per Share of $(0.69); Non-GAAP Loss Per Share of $(0.17)
Non-GAAP Net Loss Beats Prior Outlook

Irvine, CA – March 14, 2024 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter of fiscal 2023 ended February 3, 2024.
"Our business currently faces many headwinds from the macro environment. Despite these headwinds, we are challenging ourselves to improve our business performance by carefully reconsidering everything we do," commented Hezy Shaked, Co-Founder and Interim President and Chief Executive Officer. "We see opportunities for improvement, but we expect it may take some time to see the benefits from our efforts in this environment."
Operating Results Overview
Fiscal 2023 Fourth Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the fourth quarter of fiscal 2023 (14 weeks) ended February 3, 2024 versus the fourth quarter of fiscal 2022 (13 weeks) ended January 28, 2023.
•Total net sales were $173.0 million, a decrease of $7.3 million or 4.1%, compared to $180.4 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 8.8%. The extra week in this year's fourth quarter accounted for $5.7 million in total net sales.
◦Net sales from physical stores were $125.6 million, a decrease of $9.5 million or 7.0%, compared to $135.0 million last year, with a comparable store net sales decrease of 11.8%. Net sales from physical stores represented 72.6% of total net sales this year compared to 74.9% of total net sales last year. The Company ended the fourth quarter with 248 total stores compared to 249 total stores at the end of the fourth quarter last year.
◦Net sales from e-com were $47.4 million, an increase of $2.1 million or 4.7%, compared to $45.3 million last year. E-com net sales represented 27.4% of total net sales this year compared to 25.1% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $46.7 million, or 27.0% of net sales, compared to $52.4 million, or 29.0% of net sales, last year. Product margins declined by 140 basis points primarily due to increased markdowns. Buying, distribution, and occupancy ("BDO") costs deleveraged by 70 basis points collectively, despite being $0.5 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year.
•Selling, general and administrative ("SG&A") expenses were $55.2 million, or 31.9% of net sales, compared to $53.8 million, or 29.8% of net sales, last year. The increase in SG&A was primarily due to the extra week in this year's fourth quarter, which added an estimated $2.6 million to SG&A expenses.
•Operating loss was $(8.5) million, or (4.9)% of net sales, compared to $(1.4) million, or (0.8)% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $1.6 million compared to $1.1 million last year, primarily attributable to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax expense, which includes a non-cash deferred tax asset valuation allowance of $15.4 million, was $13.6 million or 195.9% of pre-tax loss, compared to an income tax benefit of $(0.2) million, or 61.7% of pre-tax loss last year. On a non-GAAP basis, excluding the impact of the valuation allowance, income tax benefit was $(1.8) million, or 25.8% of pre-tax loss. This quarter's non-GAAP effective income tax rate was primarily attributable to a decrease in pre-tax income and discrete income tax items associated with stock-based compensation. Last year's income tax benefit was primarily attributable to certain allowable deductions and tax credits.
•Net loss, including the non-cash valuation allowance charge noted above, was $(20.6) million, or $(0.69) loss per share, compared to $(0.1) million, or $(0.00) loss per share, last year. On a non-GAAP basis, excluding the impact of the valuation allowance, this year's net loss was $(5.2) million, or $(0.17) loss per share. Weighted average shares were 29.9 million this year compared to 29.8 million shares last year.
Fiscal 2023 Full Year Operating Results Overview
The following comparisons refer to the Company's operating results for fiscal 2023 (53 weeks) ended February 3, 2024 versus fiscal 2022 (52 weeks) ended January 28, 2023.
•Total net sales were $623.1 million, a decrease of $49.2 million or 7.3%, compared to $672.3 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 10.6%. The extra week in fiscal 2023 accounted for $5.7 million in total net sales.
◦Net sales from physical stores were $485.6 million, a decrease of $45.5 million or 8.6%, compared to $531.1 million last year, with a comparable store net sales decrease of 12.2%. Net sales from physical stores represented 77.9% of total net sales compared to 79.0% of total net sales last year.
◦Net sales from e-com were $137.5 million, a decrease of $3.7 million or 2.6%, compared to $141.1 million last year. E-com net sales represented 22.1% of total net sales compared to 21.0% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $165.7 million, or 26.6% of net sales, compared to $202.7 million, or 30.2% of net sales, last year. BDO costs deleveraged by 210 basis points collectively, primarily due to carrying these costs against a lower level of net sales this year. BDO costs increased by $1.8 million collectively, predominantly due to increased occupancy costs, partially offset by a decrease in distribution costs resulting primarily from reduced freight costs. Product margins declined by 150 basis points primarily due to increased markdowns.
•SG&A expenses were $196.6 million, or 31.6% of net sales, compared to $191.6 million, or 28.5% of net sales, last year. The $5.1 million increase in SG&A was primarily attributable to non-cash store asset impairment charges of $3.4 million and the impact of the extra week in fiscal 2023 which added an estimated $2.6 million to SG&A expenses.
•Operating loss was $(31.0) million, or (5.0)% of net sales, compared to operating income of $11.2 million, or 1.7% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $5.2 million compared to $2.0 million last year, primarily due to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax expense, including the previously noted non-cash deferred tax asset valuation allowance of $15.4 million, was $8.7 million, or 33.8% of pre-tax loss, compared to $3.5 million, or 26.5% of pre-tax income, last year. On a non-GAAP basis, excluding the valuation allowance, income tax benefit was $(6.7) million, or 25.9% of pre-tax loss.
•Net loss, including the non-cash valuation allowance charge noted above, was $(34.5) million, or $(1.16) loss per share, compared to net income of $9.7 million, or $0.32 income per diluted share, last year. On a non-GAAP basis, excluding the impact of the valuation allowance, this year's net loss was $(19.1) million, or $(0.64) loss per share. Weighted average shares were 29.8 million this year compared to 30.3 million diluted shares last year.
Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles ("GAAP"), the Company is providing certain non-GAAP financial measures including "non-GAAP income tax (benefit) expense," "non-GAAP net (loss) income," and "non-GAAP (loss) earnings per share." These amounts are not in accordance with, and should not be construed as an alternative to, the most directly comparable corresponding GAAP measure. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.
For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable corresponding financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.
Balance Sheet and Liquidity
As of February 3, 2024, the Company had $95.0 million of cash, cash equivalents and marketable securities and no debt outstanding compared to $113.3 million and no debt outstanding as of January 28, 2023. Total inventories at cost increased 2.6% per square foot as of February 3, 2024 compared to January 28, 2023. On a comparable date basis, total inventories as of February 3, 2024 decreased 9.6% per square foot versus February 4, 2023 due to timing of product receipts.
Total year-to-date capital expenditures at the end of the fourth quarter were $14.0 million this year compared to $15.1 million last year.
Fiscal 2024 First Quarter Outlook
Total comparable net sales through March 12, 2024, decreased by (13.4)% relative to the comparable period last year. Based on current quarter-to-date comparable net sales results and current and historical trends, the Company currently estimates that its fiscal 2024 first quarter net sales will be in the range of approximately $109 million to $119 million, translating to an estimated comparable net sales decrease in the range of approximately (14)% to (7)%, respectively, compared to last year. The Company currently estimates its SG&A expenses for the first quarter of fiscal 2024 to be approximately $42 million to $43 million, pre-tax loss to be in the range of approximately $(17) million to $(22) million, and estimated income tax rate to be approximately 27%. The Company currently expects its loss per share for the first quarter of fiscal 2024 to be in the range of $(0.42) to $(0.54) based on estimated weighted average shares of approximately 29.9 million. The Company currently expects to have 247 stores open at the end of the first quarter of fiscal 2024 compared to 248 at the end of last year's first quarter.
Fiscal 2024 New Store and Capital Expenditure Plans
The Company currently expects its total capital expenditures for fiscal 2024 not to exceed $15 million, primarily for the construction of 5 new stores and continued upgrades to certain distribution and information technology systems.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 14, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 21, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10186382.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 248 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	February 3, 2024	January 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$47,027	$73,526
Marketable securities	48,021	39,753
Receivables	5,947	9,240
Merchandise inventories	63,159	62,117
Prepaid expenses and other current assets	11,905	17,762
Total current assets	176,059	202,398
Operating lease assets	203,825	212,845
Property and equipment, net	48,063	50,635
Deferred tax assets, net	—	8,497
Other assets	1,598	1,377
TOTAL ASSETS	$429,545	$475,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,506	$15,956
Accrued expenses	13,063	15,889
Deferred revenue	14,957	16,103
Accrued compensation and benefits	9,902	8,183
Current portion of operating lease liabilities	48,672	48,864
Current portion of operating lease liabilities, related party	3,121	2,839
Other liabilities	336	470
Total current liabilities	104,557	108,304
Long-term liabilities:
Noncurrent portion of operating lease liabilities	160,531	167,913
Noncurrent portion of operating lease liabilities, related party	19,267	22,388
Other liabilities	321	349
Total long-term liabilities	180,119	190,650
Total liabilities	284,676	298,954
Stockholders’ equity:
Common stock (Class A)	23	23
Common stock (Class B)	7	7
Preferred stock	—	—
Additional paid-in capital	172,478	170,033
(Accumulated deficit) retained earnings	(27,962)	6,530
Accumulated other comprehensive income	323	205
Total stockholders’ equity	144,869	176,798
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$429,545	$475,752

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$173,020	$180,350	$623,083	$672,280

Cost of goods sold (includes buying, distribution, and occupancy costs)	125,405	127,046	453,702	465,916
Rent expense, related party	931	936	3,724	3,616
Total cost of goods sold (includes buying, distribution, and occupancy costs)	126,336	127,982	457,426	469,532
Gross profit	46,684	52,368	165,657	202,748

Selling, general and administrative expenses	55,071	53,623	196,106	191,028
Rent expense, related party	133	133	533	533
Total selling, general and administrative expenses	55,204	53,756	196,639	191,561

Operating (loss) income	(8,520)	(1,388)	(30,982)	11,187
Other income, net	1,574	1,118	5,199	1,980
(Loss) income before income taxes	(6,946)	(270)	(25,783)	13,167
Income tax expense (benefit)	13,606	(166)	8,709	3,490
Net (loss) income	$(20,552)	$(104)	$(34,492)	$9,677
Basic (loss) earnings per share of Class A and Class B common stock	$(0.69)	$(0.00)	$(1.16)	$0.32
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.69)	$(0.00)	$(1.16)	$0.32
Weighted average basic shares outstanding	29,889	29,785	29,848	30,115
Weighted average diluted shares outstanding	29,889	29,785	29,848	30,323

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Year Ended
	February 3, 2024	January 28, 2023
Cash flows from operating activities
Net (loss) income	$(34,492)	$9,677
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12,834	14,134
Insurance proceeds from casualty loss	—	23
Stock-based compensation expense	2,218	2,267
Impairment of assets	3,431	17
Loss on disposal of assets	38	92
Gain on maturities of marketable securities	(1,966)	(466)
Deferred income taxes	8,497	2,949
Changes in operating assets and liabilities:
Receivables	5,563	1,710
Merchandise inventories	(1,042)	3,505
Prepaid expenses and other assets	5,561	(1,487)
Accounts payable	(1,474)	(12,194)
Accrued expenses	(596)	(5,396)
Accrued compensation and benefits	1,719	(8,873)
Operating lease liabilities	(5,323)	(5,231)
Deferred revenue	(1,146)	(993)
Other liabilities	(555)	(1,149)
Net cash used in operating activities	(6,733)	(1,415)

Cash flows from investing activities
Purchases of marketable securities	(121,045)	(89,349)
Purchases of property and equipment	(13,958)	(15,123)
Proceeds from maturities of marketable securities	115,000	147,271
Proceeds from sale of property and equipment	10	6
Net cash (used in) provided by investing activities	(19,993)	42,805

Cash flows from financing activities
Proceeds from exercise of stock options	400	176
Taxes paid on short-swing profits disgorgement payment	(173)	—
Short swing profits disgorgement payment	—	661
Share repurchases related to share repurchase program	—	(10,902)
Net cash provided by (used in) financing activities	227	(10,065)

Change in cash and cash equivalents	(26,499)	31,325
Cash and cash equivalents, beginning of period	73,526	42,201
Cash and cash equivalents, end of period	$47,027	$73,526

Tilly’s, Inc
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands)
(unaudited)

Definitions of certain non-GAAP financial measures included in the tables below are as follows:

•We define "non-GAAP income tax (benefit) expense" as income tax expense (benefit)         less non-cash valuation allowance on deferred tax assets.

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Income tax expense (benefit)	$13,606	$(166)	$8,709	$3,490
Non-cash valuation allowance on deferred tax assets	(15,395)	—	(15,395)	—
Non-GAAP income tax (benefit) expense	$(1,789)	$(166)	$(6,686)	$3,490

•We define "non-GAAP net (loss) income" as net (loss) income less non-cash valuation allowance on deferred tax assets.
•We define "non-GAAP basic (loss) earnings per share" and "non-GAAP diluted (loss) earnings per share" as non-GAAP net (loss) income divided by the applicable weighted average shares outstanding.

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net (loss) income	$(20,552)	$(104)	$(34,492)	$9,677
Non-cash valuation allowance on deferred tax assets	(15,395)	—	(15,395)	—
Non-GAAP net (loss) income	$(5,157)	$(104)	$(19,097)	$9,677

Basic (loss) earnings per share of Class A and Class B common stock	$(0.69)	$(0.00)	$(1.16)	$0.32
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.69)	$(0.00)	$(1.16)	$0.32
Non-GAAP basic (loss) earnings per share of Class A and Class B common stock	$(0.17)	$(0.00)	$(0.64)	$0.32
Non-GAAP diluted (loss) earnings per share of Class A and Class B common stock	$(0.17)	$(0.00)	$(0.64)	$0.32
Weighted average basic shares outstanding used to compute GAAP and non-GAAP basic (loss) earnings per share	29,889	29,785	29,848	30,115
Weighted average diluted shares outstanding used to compute GAAP and non-GAAP diluted (loss) earnings per share	29,889	29,785	29,848	30,323

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2023 Q1	249	1	2	248	1,809
2023 Q2	248	—	2	246	1,792
2023 Q3	246	3	—	249	1,810
2023 Q4	249	3	4	248	1,801

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com